Exhibit 99.1

PRESS RELEASE

Contacts:

Media:	Investors:
Robert Humphrey	Daniel Schustack
Citadel Security Software Inc.	CEOcast, Inc.
(214) 750-2438	212-732-4300
rhumphrey@citadel.com

Citadel Security Software Inc. to be Acquired by McAfee, Inc

Definitive Agreement Signed for Sale of Assets for Approximately $56 Million in Cash plus An
Estimated $4 Million In Working Capital Reimbursement

DALLAS, Texas, – October 3, 2006 –Citadel Security Software Inc. (OTCBB:CDSS) announced today that it has signed a definitive agreement with McAfee, Inc. (NYSE:MFE) for the acquisition of substantially all of Citadel’s assets for approximately $56 million in cash plus an estimated $4 million in working capital reimbursement.  Citadel provides leading solutions in security policy compliance and vulnerability remediation to help government and commercial enterprises neutralize security vulnerabilities and reduce risk.   McAfee® is a global leader in intrusion prevention and security risk management. The proposed transaction is expected to close in the fourth quarter of 2006, subject to closing conditions including Citadel stockholder approval, expiration of the Hart-Scott-Rodino (HSR) waiting period and other conditions in the definitive agreement.

After payment of estimated transaction costs, liabilities, preferred stock and other cash payments, Citadel expects to distribute to its common stockholders an aggregate amount in the range of approximately $0.52 to $0.54 per share of common stock in the form of liquidating dividends.   Citadel anticipates that this distribution will be made in one or more cash dividends with a substantial portion of the payment to be made as soon as practicable following expiration of the 30 day indemnification period under the definitive agreement.  The balance will be paid at a later date after payment of any remaining obligations. Citadel will provide an update in its proxy statement with respect to the timing and amounts of estimated distributions.

Citadel has not set a record or payment date for such distributions, and the final amount and timing of the distributions is dependent upon a variety of factors, including the timing and amount of costs and expenses, tax payments and the amounts of liabilities and potential indemnification claims under the definitive agreement.

“We believe that Citadel offers the leading vulnerability remediation and compliance solution available in the marketplace today and is protecting some of the largest government and corporate networks with over 4.5 million licensed devices.  Following the consummation of the proposed transaction, we believe that our customers and partners will continue to receive the highest level of services and support for their security policy compliance and risk management and vulnerability remediation technology needs.  We also believe that this transaction is in the best interest of our shareholders, employees, and customers,” stated Steven B. Solomon, chairman and chief executive officer of Citadel.

The directors and executive officers of Citadel have executed support agreements to vote their shares (representing approximately 11% of the outstanding shares of Citadel common stock) in favor of the transaction.

ThinkEquity Partners, LLC provided a fairness opinion to the special committee of the board of Citadel in connection with the proposed transaction.

About Citadel

Citadel Security Software Inc. delivers security solutions that enable organizations to manage risk, reduce threats and enforce compliance with security policies and regulations. Citadel’s proven architecture provides a business process to manage the increasing volume, frequency and complexity of cyber security attacks. Citadel combines the world’s largest active library of remediations spanning all classes of vulnerabilities with a proven delivery methodology to dramatically streamline vulnerability management and security compliance and provide ROI from the first use. Citadel solutions are used across the US Department of Defense, at the US

Department of Veterans Affairs, the US Department of Energy, MCI, Raytheon and within other government and commercial organizations. For more information on Citadel, visit http://www.citadel.com, or call 888-8CITADEL.

Forward-Looking Statements

This press release contains forward-looking statements based on current Citadel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement; (2) the outcome of any legal proceedings that may be instituted against Citadel and others following announcement of the asset purchase agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the asset purchase, including the receipt of stockholder approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and conditions to McAfee’s obligations to close; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transactions; (5) the ability to recognize the benefits of the asset purchase transaction, including without limitation the risk that the amount of the proposed distribution to Citadel’s common stockholders could be reduced based on uncertainties related to the amounts of taxes, liabilities, wind down expenses, indemnification obligations or transaction expenses; (6) the amount of the costs, fees, taxes, expenses and charges related to the transactions; and (7) the matters disclosed in the “Risk Factors” sections of the most recent SEC filings by Citadel. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Citadel’s ability to control or predict. Citadel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, Citadel intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ASSET PURCHASE AGREEMENT AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Citadel at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Citadel by directing such request to Citadel Security Software Inc., Investor Relations, Two Lincoln Centre, 5420 LBJ Freeway, 16th Floor, Dallas, Texas  75240, telephone: (214) 520-9292.

Citadel and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed asset purchase agreement. Information concerning the interests of Citadel’s participants in the solicitation, which may be different than those of Citadel stockholders generally, is set forth in Citadel’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the asset purchase when it becomes available.

Descriptions of the asset purchase agreement and related agreements in this press release are qualified in their entirety by reference to the agreements filed by Citadel on its current report on Form 8-K filed with the SEC.

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